EXHIBIT 10.28

August 19, 2004

Martin E. Schmieg

640 W. Carpenter Lane

Philadelphia, PA 19119

Dear Martin:

This letter shall serve to set forth the terms of employment offered to you by Sirna Therapeutics, Inc. (the “Company”) and acknowledge your acceptance of the employment on such terms as detailed below. This letter (agreement) shall become effective upon the mutually agreed upon start date of your employment with the Company (the “Effective Time”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them on Attachment A hereto, which is incorporated herein.

1. Positions and Scope of Employment. Upon the Effective Time, you shall serve as Senior Vice President and Chief Financial Officer of the Company. You shall render such business and professional services in the performance of your duties, consistent with your position within the Company, consistent with the Bylaws of the Company and as shall reasonably be assigned to you by the Company’s President and Chief Executive Officer and/or the Board of Directors (the “Board”), and you shall report directly to the President and Chief Executive Officer. You shall perform your duties faithfully and to the best of your ability and shall devote your full business efforts and time to the Company.

2. Compensation.

(a) Base Salary; Annual Reviews. During the period beginning as of the Effective Time and ending on December 31, 2004, the Company shall pay to you as compensation for your services a base salary at the annualized rate of $250,000 (the “Base Salary”). Thereafter, your Base Salary shall be subject to annual performance review by the President and Chief Executive Officer. Your Base Salary shall be paid in accordance with the Company’s normal payroll practices.

(b) Bonus. In each calendar year of your employment with the Company you shall be eligible to earn a bonus. The annual bonus shall be based upon attainment of goals which shall be mutually agreed upon by you and the President and Chief Executive Officer. The amount of the annual bonus which you shall be eligible to earn shall be equal to twenty five percent (25%) of your then current annual Base Salary in the event: (a) you achieve such goals, and (b) the Company achieves its corporate goals. This amount shall be pro rated for the 2004 calendar year based upon the portion thereof during which you were employed by the Company. Your bonus shall be reasonably increased or decreased based on the overachievement or underachievement of such goals. Such bonus shall be payable in a cash lump sum within sixty (60) days after the end of the calendar year with respect to which the bonus is payable.

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(c) Options. The Company shall grant to you stock options to purchase 250,000 shares of the Company’s common stock. The stock option grant shall be governed by the terms of Company’s Stock Option Plan and the exercise price for the stock option will be the NASDAQ market closing price per share on the start date of employment with the Company. Such options shall be exercisable for a period of ten (10) years at an exercise price equal to the Fair Market Value (as defined in the Company’s stock option plan) on the date of the stock option grant. Twenty five percent (25%) of the stock options granted herein shall vest on an annual basis during the first year of your employment with the Company and the remaining seventy five percent (75%) of the stock options shall vest thereafter on a monthly basis over the subsequent (3) years so as to be fully vested at the end of a period of four (4) years after the Effective Time. Each stock option grant shall be in the form of incentive stock options in the maximum amount permitted by applicable law. You will also be considered for additional grants of stock options in connection with each annual review by the Board.

(d) Employee Benefits. During your employment with the Company, you shall be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company, which shall include, without limitation, the following:

(i) group PPO medical and dental insurance plans (the coverage under which shall include your dependents and contain no restrictions relative to pre-existing conditions and will be effective on the first day of the first month after Effective Time);

(ii) short-term disability insurance and long-term disability insurance (which coverage shall contain no restrictions relative to pre-existing conditions);

(iii) term life insurance in the guaranteed amount of $425,000 with the option of completing an evidence of insurability for an additional $75,000, and with your having the right to designate the beneficiary(ies) thereof;

(iv) participation in the Company’s 401(k) plan, your contributions to which may be matched by the Company with contributions of shares of its common stock if approved by the Board; provided that any such matching contributions shall vest over three (3) years of service (you can enroll on the first available date allowed under the plan following the Effective Time);

(v) participation in the Company’s Flexible Spending Account; and

(vi) participation in the Company’s Stock Purchase Plan, allowing purchase of shares of the Company’s common stock at fifteen percent (15%) below the market price (you can enroll on the first available date allowed under the Plan following the Effective Time).

The Company reserves the right to revise, add or rescind any benefits at any time for its employees generally; provided that any such permitted revision, addition or rescission of benefits by the Company shall be without prejudice to your rights provided in Section 4(d) hereof.

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(e) Vacation Days; Sick Days; Holidays. You shall be entitled to paid vacation, sick days and holidays in accordance with the Company’s policies as in effect from time to time, as well as all applicable state and federal laws.

(f) Expenses. The Company shall reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties on behalf of the Company and/or for Company approved personal professional development in accordance with the Company’s expense reimbursement policy as in effect from time to time.

3. Termination.

(a) At-Will Employment. You and the Company agree that your employment with the Company shall be “at-will” employment, that you are free to resign and, subject to the provisions hereof, the Company is free to terminate your employment at any time for any reason or no reason.

(b) Voluntary Termination; Termination for Cause. In the event that your employment with the Company is terminated voluntarily by you or for Cause by the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to within the required timeframe allowed by law and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to the you under the Company’s insurance plan immediately prior to the termination (“Health Care Coverage”) by electing COBRA continuation coverage (“COBRA”) in accordance with applicable law.

(c) Termination upon Death or Disability. In the event that your employment with the Company is terminated as a result of your death or permanent disability then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) the Company shall pay to you, your estate or your designated trust, as applicable, all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as expenses incurred to the date of termination, immediately upon the date of termination and all further compensation by the Company to you hereunder shall terminate as of the date of termination; and (iii) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company’s Health Care Coverage by electing COBRA in accordance with applicable law. For purposes hereof, the term “permanent disability” shall mean your inability to perform your duties as they exist at the time disability commences on account of illness, accident or other physical or mental incapacity which shall continue for a consecutive period of ninety (90) days or an aggregate of one hundred twenty (120) days in any consecutive twelve-month period.

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(d) Termination without Cause. In the event that your employment with the Company is terminated by the Company without Cause, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company’s stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued in accordance with Company’s policy, but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately; (iii) subject to the provisions of Section 4 hereof, your unvested options shall continue to vest, on a monthly basis, during the nine (9) month severance period described in Section 3(d)(iv) below, but such continuing vesting of your unvested options shall cease upon your obtaining new employment during the applicable severance period; (iv) the Company shall pay to you a severance payment, in monthly installments, equal to your Base Salary for a period of nine (9) months; provided, however, that in the event you are terminated as a result of a Change of Control (other than for Cause), the amount of such severance payment shall be twelve (12) months’ severance; provided, further, that in the event you obtain other employment during the applicable nine (9) or twelve (12) month severance period, your severance payments thereafter shall be reduced on a prospective basis (not to less than 0) in the amount of cash compensation received by you during the remainder of such applicable severance period; and (v) the Company shall be responsible for all costs relating to maintaining your Health Care Coverage for you and your dependents under COBRA during the designated severance period. You shall be entitled to continue medical and dental insurance coverage for yourself and your dependents for the remaining period, at your expense in accordance with applicable law. However, such Health Care Coverage shall terminate upon your obtaining alternative Health Care Coverage (after completing any waiting periods for such coverage to become effective).

4. Change of Control. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company if your employment is terminated by the Company within one (1) year after the Change of Control (other than for cause), then: (i) the greater of (a) fifty percent (50%) of your unvested options shall vest immediately, or (b) your unvested options shall continue to vest, on a monthly basis, during the twelve (12) month severance period described in Section 3(d)(iv) above; and (ii) the Company shall pay to you a severance payment in accordance with the provisions of Section 3(d) above.

5. Non-Disclosure and Non-Competition Agreement and Invention Assignment Agreement. You will enter into the Company’s standard Non-Disclosure and Non-Competition Agreement and Invention Assignment Agreement upon commencing employment hereunder, in the forms of Attachment B and Attachment C hereto.

6. Directors’ and Officers’ Liability Policy. You will be covered under the Company’s directors’ and officers’ liability insurance policy, which shall provide coverage in an amount and upon terms customary to similarly situated companies. The Company shall maintain a policy throughout the duration of your employment.

7. Relocation Expenses associated with this Agreement. Terms for reimbursement of expenses associated with your relocation from Philadelphia, Pennsylvania to Colorado, shall be in accordance with the terms set forth in enclosed

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Attachment D. If employment is terminated voluntarily or for cause within one (1) year of payment/reimbursement by Company then 100% of relocation expenses are to be promptly (but in no event later than 30 days following the termination) repaid to Company.

8. Indemnification. The Company agrees that if you are made a party or are threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you are or were a director, officer, employee or agent of the Company or any subsidiary or affiliate of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter amended, against all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, including reasonable attorneys’ fees, accountants’ fees and disbursement, incurred or suffered by you in connection therewith (including the advancement of your defense costs and expenses as and when incurred) and such indemnification shall continue as to you even if you have ceased to be an officer, director or agent and are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators.

9. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor or assignee of the Company. Any successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

10. Notices. All notices, requests, demands and other communications provided hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

SIRNA THERAPEUTICS, INC.

2950 Wilderness Place

Boulder, Colorado 80301

Attn: President & CEO

Copy to: V. P. Legal Affairs

If to you:

at the last residential address known by the Company.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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12. Integration. Upon the Effective Time, this Agreement, together with the Non-Disclosure Agreement, Invention Assignment Agreement and the Non-Competition/Non-Solicitation Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. You and the Company each hereby submits, exclusive jurisdiction of the courts located in the State of Colorado and any courts of appeal therefrom, and waives any objection (on the grounds of lack of jurisdiction, or forum non coveniens or otherwise) to the exercise of such jurisdiction by any such courts.

14. Effective Time. This Agreement shall become effective at the Effective Time.

Please sign this Agreement and return one signed original copy to me, acknowledging your agreement with and acceptance of these terms of employment.

Sincerely,

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Name:	Howard W. Robin
Title:	President & CEO

Agreed and accepted:

/s/ Martin E. Schmieg

Martin E. Schmeig

Dated: August, 2004

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Attachment A

DEFINITIONS

Cause. “Cause” is defined as (i) conviction of a felony crime involving moral turpitude, (ii) an intentional action or intentional failure to act which was performed in bad faith and to the material detriment of the Company, (iii) continued intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board, (iv) willful and habitual neglect of the duties of employment, or (v) breach of the Non-Disclosure Agreement, contemplated hereunder; provided, however, that with respect to the events of “cause” described under clauses (ii) through (v) above, the Company shall have first provided to you written notice describing the nature of the event and, thereafter, provided a reasonable opportunity to cure such event, which reasonable opportunity shall in no event be less than thirty (30) days following receipt of such notice.

Change of Control. “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or (iv) when the individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i), (ii) or (iii) above), whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors still in office who either were directors on the date hereof or whose election or nomination for election was previously approved, cease for any reason constitute a majority of the Board.

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Attachment B

Attachment B

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

IN CONSIDERATION of my employment and continued employment by Sirna Therapeutics, Inc. (the “Company”), I hereby agree as follows:

1.	During the continuance of my employment with the Company and subsequent thereto, I will not, directly or indirectly, disclose or reveal to any person, firm, or corporation, or use for my benefit or for the benefit of any person, firm, or corporation, any knowledge or information which I may acquire concerning the Company’s business or products, including, without limitation, technology, manufacturing processes, formulas, formulations, processes, discoveries, patents, patent applications, research, product development, marketing plans, research and development plans, systems, names, types, quantities or sources of supply of materials used or sold by the Company, pricing information, the identities of former or existing customers of the Company and other trade or business secrets or other confidential information of the Company, which shall also include any confidential information of any other party revealed to me during my employment by the Company. Upon termination of my employment with the Company, I will forthwith return to the Company all documents, lists, books, records, computer tapes, and disks relating to the foregoing and the business or customers of the Company and all other property belonging to it. I further agree that the Company’s information processing equipment, software and services are not to be used for personal gain or purposes.

2.	I further agree that during the continuance of my employment with the Company and for a period of one (1) year after the termination of my employment with the Company for any reason (with or without cause) (the “Non-Competition Period”): (i) I will not, anywhere in the United States, engage, without the express prior written consent of the Company, in any business or activity in direct competition with Company in the then current Field of Interest (as defined below), whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any person, company or other entity (each, a “Person”) in direct competition with the Company in the then current Field of Interest (a “Competing Business”); (ii) I will not, anywhere in Colorado, engage, without the express prior written consent of the Company, in any business or activity in direct competition with the Company in the then current Field of Interest, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business; and (iii) I will not, in any of the counties in the State of Colorado, engage, without the express prior written consent of the

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Company, in any business or activity in direct competition with the Company in the then current Field of Interest, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing), or render any services or provide any advice to any Competing Business.

3.	I acknowledge that the Company proposes that its principal business activities shall relate to the research, development, manufacture, license, sale and distribution of therapeutic products using small interfering nucleic acid (siNA), including without limitation, small interfering RNA (siRNA), technology (hereinafter, “siNA Technology”). During the Non-Competition Period, the Company may, in addition to or in substitution for siNA Technology, have additional platform technologies as its principal business activity or activities, including without limitation programs in therapeutic areas where the Company has advanced a product into pre-clinical toxicology or later stages of development (the “Field of Interest”). For example, the current Field of Interest would include without limitation the viruses HBV and HCV and the therapeutic gene target VEGF-Receptor R-1, which are within the scope of the Company’s current principal business activities, but other therapeutic areas, such as anti-viral therapeutic products and specific cancer therapeutics, would exceed the scope of activities covered by the current Field of Interest.

4.	Notwithstanding anything to the contrary contained in this Agreement, upon the termination of my employment with the Company for any reason (with our without cause), it is understood and agreed that I may thereafter engage, without the consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, equity holder or in any other individual, corporate or representative capacity (without limitation by specific enumeration of the foregoing) for any Person that is engaged in the then current Field of Interest at the time of termination of my employment with the Company, so long as (i) the principal business activity of such Person is not in such Field of Interest and (ii) I do not personally engage or provide counsel, advice or direction in any activities that are within such Field of Interest for such Person.

5.	Notwithstanding the foregoing, I may own, directly or indirectly, up to one percent (1%) of any class of “publicly traded securities” of any Person which owns or operates a business that is a Competing Business. For the purposes of this Section 5, “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the Nasdaq National Market.

6.	I further agree that, during the Non-Competition Period, I will not for any reason intentionally or knowingly or willfully (i) solicit or divert any business, clients, customers, or partners made known by me during his employment with the Company away from the Company, (ii) induce customers, clients, partners, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company who are made known by me during his employment

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with the Company to reduce or alter any such association or business with the Company, and/or (iii) solicit any Person in the employment of the Company to (A) terminate such employment, and/or (B) accept employment, or enter into any consulting arrangement, with any Person other than the Company.

7.	To my knowledge, this Agreement is a legal, valid and binding obligation, enforceable against me in accordance with its terms to the fullest extent permitted under applicable federal, state or local law.

8.	For the purposes of this Agreement, the term “Company” shall include any related or affiliated companies of Sirna Therapeutics, to the extent such related or affiliated companies engage in activities related to the Field of Interest.

9.	In the event I breach, or threaten, or attempt to breach, any of the covenants set forth in this Agreement, I, recognizing that immediate and irreparable injury will be caused the Company, agree that in addition to any other rights and remedies of the Company, each said covenant may be enforced by an action to obtain an injunction or restraining order, which may be granted immediately and without prior notice upon commencement of such action.

10.	To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any governmental entity in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. I acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

11.	This Agreement will be governed by the law of Colorado.

Date: August 19, 2005	/s/ Martin E. Schmieg
Signature

Martin E. Schmieg
Name (Print or Type)

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Attachment C

ASSIGNMENT OF INVENTIONS

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Attachment D

RELOCATION TERMS

RELOCATION PACKAGE: COMPANY WILL PROVIDE THE FOLLOWING RELOCATION ASSISTANCE.

Temporary travel Between Philadelphia, PA and Denver, CO	•	Reimbursement for temporary travel between Denver and Philadelphia for up to 9 months at the rate of $1,200 per month
	•	Any unused amount in a given month may be applied towards reimbursement of temporary travel expenses during the remainder of the 9-month period

Temporary Living	•	Reimbursement for temporary living accommodations(housing, utilities) for up to 9 months
	•	Up to $2,000/month temporary living maximum
	•	Up to $250.00/month for meals.
	•	If needed, a rental car for up to 9 months.

Moving of Household Goods	•	The Cost of packing, crating, insuring, movement and unpacking of normal household goods. No weight limit.
	•	The cost of moving up to 3 automobiles
•

Excludes items not normally moved by the relocation service (e.g., RV’s, boats, perishables, firewood, house plants, pets, hobby equipment, articles of extraordinary value (jewelry, precious stones, etc.)

Family Travel To New Location	•	By air: One-way coach
	•	By auto: at $0.32/mile

Sale of Primary Residence in Pennsylvania	•	Reasonable and customary fees associated with the sale of your primary residence in Pennsylvania will be reimbursed, such as commission (not to exceed 6%), inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by seller.

Purchase of Primary Residence in Colorado	•

Reasonable and customary fees associated with the purchase of a primary residence will be reimbursed such as costs of inspections, survey, appraisals, title insurance, transfer fees, attorney’s fees, and other normal closing costs required by purchaser.

	•	Company shall pay up to 3 points (loan origination fees) associated with the purchase of your primary residence in Colorado

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Tax Reimbursement	•	Any taxable expenses associated with your relocation that are non-deductible will be grossed up by Company.

Reimbursement Documentation	•	All reimbursements herein shall be based on submission of appropriate documentation.

Voluntary Separation or Separation for Cause	•	Should you voluntarily separate from the Company or if you are terminated for cause, within one (1) year of the completion date of the move/relocation then all costs incurred by Company in connection with the move/relocation are to be fully and promptly reimbursed by you.

Printed Name: Martin E. Schmeig

Signed:	/s/ Martin E. Schmeig

Date: August 19, 2004

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